Exhibit 99

FOR IMMEDIATE RELEASE

DATE: August 22, 2007

CONTACT:	Brian L. Vance
	President and Chief Executive Officer	(360) 943-1500

DONALD J. HINSON NAMED CFO OF HERITAGE FINANCIAL CORPORATION

SUCCEEDING EDWARD D. CAMERON

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA)-Olympia, WA, August 22, 2007—Heritage Financial Corporation President and Chief Executive Officer Brian L. Vance today announced that the company has named Donald J. Hinson as Senior Vice President and Chief Financial Officer of both the company and its Heritage Bank and Central Valley Bank subsidiaries effective September 1, 2007. Mr. Hinson will be replacing Edward D. Cameron who will remain with the company as Executive Vice President and Corporate Secretary.

Mr. Hinson brings thirteen years of financial and accounting experience to his role of CFO, the last two years as Vice President and Controller of Heritage Bank. Prior to Heritage Bank, he was Manager in the banking practice of RSM McGladrey, one of the top ten accounting firms in the U.S. Mr. Hinson has a BS in Accounting from Central Washington University and is a licensed Certified Public Accountant.

Mr. Vance stated, “While Ed has served our company with excellence since 1999, we feel fortunate that we will be able to replace him with a known individual the caliber of Don Hinson. Don has been a significant and positive contributor since joining the company as Controller in 2005. His demonstrated banking knowledge and financial expertise will help us to continue to achieve our strategic goals.”

Heritage Financial Corporation is a $900 million bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, Mason and south King Counties in the South Puget Sound region of Washington through its fourteen full service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices and its Online Banking Website www.CVBankWa.com. Additional information about Heritage Financial Corporation is available on its Internet website www.HF-WA.com.